For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.

Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine Investor Relations (914) 785-4742 gracine@emisphere.com	Media Dan Budwick BMC Communications (212) 477-9007 ext.14

Emisphere Technologies Announces Approval of All Proposals Made at Special Stockholders Meeting

Proposals Pass by More than 90% of Votes Cast

TARRYTOWN, N.Y. — January 17, 2006 — Emisphere Technologies, Inc. (NASDAQ: EMIS), announced today that its stockholders approved all proposals at its special meeting of stockholders.

At the special meeting held today, the Emisphere stockholders approved the exchange of the seven-year 11% senior secured loan issued by Emisphere to affiliated funds of MHR Fund Management LLC (“MHR”) for an 11% senior secured convertible note and the subsequent issuance of the shares of Emisphere common stock underlying the convertible note. MHR has the right, but not the obligation, to exchange the loan for the convertible note. MHR is Emisphere’s largest shareholder, currently owning approximately 14% of the Company’s outstanding shares. The stockholders also approved the Amended and Restated Certificate of Incorporation of Emisphere.

Both proposals were approved by over 90% of the total votes cast.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

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